                                                                      EXHIBIT 12

                          HARRAH'S ENTERTAINMENT, INC.
                             COMPUTATION OF RATIOS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                              2000(A)      1999(B)      1998(C)      1997(D)      1996(E)
                                             ----------   ----------   ----------   ----------   ----------
RETURN ON REVENUES-CONTINUING
Income (loss) from continuing operations...  $  (11,344)  $  219,503   $  121,717   $  107,522   $   98,897
Revenues...................................   3,471,150    3,024,428    2,004,015    1,619,210    1,586,020
    Return.................................        (0.3)%        7.3%         6.1%         6.6%         6.2%

RETURN ON AVERAGE INVESTED CAPITAL
Income (loss) from continuing operations...  $  (11,344)  $  219,503   $  121,717   $  107,522   $   98,897
Add: Interest expense after tax............     141,394      121,846       72,707       48,233       43,187
                                             ----------   ----------   ----------   ----------   ----------
                                             $  130,050   $  341,349   $  194,424   $  155,755   $  142,084
                                             ==========   ==========   ==========   ==========   ==========
Average invested capital...................  $4,488,288   $4,231,789   $2,426,028   $1,815,869   $1,619,880
                                             ==========   ==========   ==========   ==========   ==========
    Return.................................         2.9%         8.1%         8.0%         8.6%         8.8%
                                             ==========   ==========   ==========   ==========   ==========
RETURN ON AVERAGE EQUITY
Income (loss) before extraordinary items...  $  (11,344)  $  219,503   $  121,717   $  107,522   $   98,897
Average equity.............................   1,431,255    1,416,591      793,492      722,298      682,489
    Return.................................        (0.8)%       15.5%        15.3%        14.9%        14.5%

RATIO OF EARNINGS TO FIXED CHARGES (F)
Income (loss) from continuing operations...  $  (11,344)  $  219,503   $  121,717   $  107,522   $   98,897
Add:
  Provision for income taxes...............      15,415      128,914       74,600       68,746       67,316
  Interest expense.........................     227,139      193,407      117,270       79,071       69,968
  Interest included in rental expense......      15,819       10,801        9,718        7,692        7,663
  Amortization of capitalized interest.....       1,595        1,359        1,444          606          763
  (Income) or loss from equity
    investments............................     314,958       33,042        4,709         (473)        (473)
  Adjustment to include 100% of
    nonconsolidated, majority-owned
    affiliate (g)..........................           -            -       12,254            -            -
                                             ----------   ----------   ----------   ----------   ----------
Earnings as defined........................  $  563,582   $  587,026   $  341,712   $  263,164   $  244,134
                                             ==========   ==========   ==========   ==========   ==========
Fixed charges:
  Interest expense.........................  $  227,139   $  193,407   $  117,270   $   79,071   $   69,968
  Capitalized interest.....................       7,960       13,118        2,526        6,860       11,025
  Interest included in rental expense......      15,819       10,801        9,718        7,692        7,663
  Adjustment to include 100% of
    nonconsolidated, majority-owned
    affiliate(g)...........................           -            -       12,071            -            -
                                             ----------   ----------   ----------   ----------   ----------
Total fixed charges........................  $  250,918   $  217,326   $  141,585   $   93,623   $   88,656
                                             ==========   ==========   ==========   ==========   ==========
    Ratio of earnings to fixed charges.....         2.2          2.7          2.4          2.8          2.8
                                             ==========   ==========   ==========   ==========   ==========

                          HARRAH'S ENTERTAINMENT, INC.
                             COMPUTATION OF RATIOS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                              2000(A)      1999(B)      1998(C)      1997(D)      1996(E)
                                             ----------   ----------   ----------   ----------   ----------
COMPUTATION OF PROPERTY EBITDA (H)
Operating profit...........................  $  416,068   $  594,821   $  354,188   $  258,684   $  284,685
Add/(less):
  Depreciation and amortization............     236,082      193,599      142,879      112,821       97,379
  Write-downs, reserves, and recoveries....     226,106        2,235        7,474       13,806       52,188
  Project opening costs....................       8,258        2,276        8,103       17,631        5,907
                                             ----------   ----------   ----------   ----------   ----------
Property EBITDA............................  $  886,514   $  792,931   $  512,644   $  402,942   $  440,159
                                             ==========   ==========   ==========   ==========   ==========

--------------------------

(a) 2000 includes $220.0 million in pretax reserves for receivables not expected to be recovered from JCC Holding Company and its subsidiary, Jazz Casino Company, LLC, and $6.1 million in pretax charges for other write-downs, reserves and recoveries and $39.4 million in pretax write-offs and reserves for our investment in, loans to and net estimated exposure under letters of credit issued on behalf of National Airlines, Inc. 2000 also includes the financial results of Player's International, Inc. from its March 22, 2000, date of acquisition.

(b) 1999 includes $2.2 million in pretax charges for write-downs, reserves and recoveries and $59.8 million of gains from sales of our equity interests in nonconsolidated affiliates. 1999 also includes the financial results of Rio Hotel & Casino, Inc. from its January 1, 1999, date of acquisition.

(c) 1998 includes $7.5 million in pretax charges for write-downs and reserves and a $13.2 million gain on the sale of equity interests in a nonconsolidated restaurant subsidiary. 1998 also includes the financial results of Showboat, Inc. from its June 1, 1998, date of acquisition.

(d) 1997 includes $13.8 million in pretax charges for write-downs and reserves and a $37.4 million gain on the sale of our equity interest in a New Zealand subsidiary.

(e) 1996 includes $52.2 million in pretax charges for write-downs and reserves, primarily related to write-downs of impaired long-lived assets and reserves for contingent liability exposure.

(f) As discussed in Note 12 to the Consolidated Financial Statements in the 2000 Harrah's Entertainment Annual Report, the Company has guaranteed certain third loans in connection with its casino development activities. The above ratio computation excludes estimated fixed charges associated with these guarantees as follows: 2000, $5.7 million; 1999, $6.2 million; 1998, $7.9 million; 1997, $7.8 million; and 1996, $5.2 million.

(g) For purposes of computing this ratio, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less than 50% owned investments. "Fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for the company's nonconsolidated majority-owned subsidiaries. Accordingly, 1998 has been adjusted to include the financial results and fixed charges of the East Chicago partnership from its June 1, 1998, date of acquisition.

(h) EBITDA consists of earnings before interest, taxes, depreciation and amortization. Property EBITDA consists of operating profit before depreciation and amortization, write-downs, reserves and recoveries and project opening costs. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles and presented in the accompanying Consolidated Financial Statements. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.